Exhibit 23
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the following Registration Statements of Sunair Services Corporation: Form S-8 (333-107103), Form S-8 (333-125270), Form S-3 (333-130057) and Form S-3 (333-124216) of our report dated December 23, 2005 on our audits of the consolidated financial statements of Sunair Services Corporation as of September 30, 2005 and 2004 and for each of the years then ended, which report is included in Sunair Services Corporation’s 2005 Annual Report on Form 10-KSB.
/s/ Berenfeld Spritzer Shechter & Sheer

Certified Public Accountants
Sunrise, Florida
December 29, 2005